Exhibit 99.1
Autoliv to Appeal Court Ruling

(Stockholm, December 8, 2003) --- A jury in a U.S. district court has awarded a supplier of Autoliv ASP Inc, a wholly-owned subsidiary of Autoliv Inc, $27 million for alleged breach of contract.

Autoliv believes that it has met all its obligations under the contract and will appeal the decision. Autoliv is confident that the decision will be reversed.

The matter is expected to have no material effect on Autoliv's financial results.

Inquiries:
Lars Westerberg, President & CEO, Autoliv Inc. Tel +46 (705) 91 10 37
Mats Ödman, Dir. Corp. Comm., Autoliv Inc. Tel +46 (708) 32 09 33

Autoliv Inc. develops and manufactures automotive safety systems for all major automotive manufacturers in the world. Together with its joint ventures Autoliv has 80 facilities with over 35,000 employees in 30 vehicle-producing countries. In addition, the company has technical centers in nine countries around the world, including 20 test tracks, more than any other automotive safety supplier. Sales in 2002 amounted to US $4.4 billion. The Company's shares are listed on the New York Stock Exchange (NYSE: ALV) and its Swedish Depository Receipts on the OM Stockholm Stock Exchange (SSE: ALIV).